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                            CORPORATE EXPRESS, INC.

                              1 ENVIRONMENTAL WAY
                        BROOMFIELD, COLORADO 80021-3416


                                                                   March 2, 1998


Dear participants in the Corporate Express, Inc. 401(k) Retirement Plan (the "Plan"):


    Corporate Express, Inc. (the "Company") has announced that the Company's Board of Directors approved a plan to repurchase up to 35,000,000 shares of the Company's common stock. In this repurchase plan, called a "tender offer," shareholders have an opportunity to sell any or all of their shares of Company common stock at prices within a range of not greater than $11.50 nor less than $10.00 per share. After shares are tendered by shareholders, the Company selects a price and buys back shares at such selected price (which will be within that range) that have been tendered at or below that price. On February 27, 1998, the Company announced that it had extended the termination date of the tender offer and waived the condition that a minimum number of shares be tendered.


    Enclosed with this letter are materials relating to this tender offer, including a letter from Norwest Banks of Colorado, Inc. ("Norwest"), the trustee of the Plan.

    These materials contain important information about the tender offer and should be carefully reviewed, keeping in mind the following points:

    - As a Plan participant, you have the right to decide whether or not to direct Norwest to tender shares reflecting your interest in the Corporate Express, Inc. Stock Fund (the "Fund") credited to your individual account. Only Norwest, as the trustee of the Plan, can actually tender the shares attributable to your individual account.

    - If you decide to direct Norwest to tender any or all of your shares, you will be entitled to specify the price or prices (within the limits of the tender offer) at which they should be tendered. Refer to the instructions on the enclosed "Direction Form," which must be filled out and returned to Norwest in the enclosed envelope.


     -- The Direction Form must be received by Norwest by 5:00 P.M., Denver,
        Colorado time, on Wednesday, April 8, 1998, unless this deadline is extended.


     -- Be sure to complete and return the Direction Form even if you decide not to instruct Norwest to tender any of your shares.

    - If Norwest does not receive a complete, signed, original Direction Form by the deadline, Norwest will not tender any shares reflecting your interest in the Fund credited to your individual account.

    - IMPORTANT: IF YOU DIRECT NORWEST TO TENDER PLAN SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT AND THEY ARE REPURCHASED BY THE COMPANY, ANY PROCEEDS WILL BE REINVESTED IN THE MONEY MARKET FUND AS SOON AS ADMINISTRATIVELY PRACTICABLE AND SUCH INVESTMENT WILL BE CREDITED TO YOUR INDIVIDUAL ACCOUNT.

    - IF YOU WISH TO HAVE ANY PROCEEDS OF THE SALE OF SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT WHICH WERE REINVESTED IN THE MONEY MARKET FUND INVESTED IN OTHER INVESTMENT OPTIONS OFFERED UNDER THE PLAN, PLEASE CALL GREAT WEST LIFE KEYTALK AT 1-800-456-5112 AFTER THE REINVESTMENT IS COMPLETE.

    - While there is no gain or loss recognized by participants in the Plan as a result of this tender offer, the tax treatment of future withdrawals or distributions from the Plan may be adversely impacted by a tender or sale of shares in the Fund (see the "Investment of Tender Proceeds" section in the enclosed letter from Norwest).

    - Norwest and its agents will keep your decision confidential and will not disclose it to any directors, officers or employees of the Company.

    - Neither the Company, its Board of Directors, Norwest as trustee, the Dealer Managers nor any other party makes any recommendations to you as to whether or not to tender shares or the price at which to tender. You must make your own decision on this offer.


    - Because the Plan is a participant-directed plan under section 404(c) of the Employee Retirement Income Security Act of 1974, as amended, you are responsible for your own investment decisions -- not Norwest or the Company.


    If you have any questions after reviewing the materials, contact:

    - Great West Life Customer Service at 1-800-338-4015 for information on the procedure for tendering the shares attributable to your individual account, or

    - ChaseMellon Shareholder Services, L.L.C., the Information Agent for the tender offer, at 1-800-851-9671 for questions on the terms and conditions of the tender offer.

                                            Sincerely,

                                            CORPORATE EXPRESS, INC.
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             QUESTIONS AND ANSWERS FOR PLAN PARTICIPANTS ABOUT THE
                      CORPORATE EXPRESS, INC. TENDER OFFER

Q. WHY IS THE COMPANY MAKING THIS TENDER OFFER TO PARTICIPANTS IN THE
   PLAN?

A. As a participant in the Plan, you may have a proportional interest in the Fund. Under the terms of the Plan, you have the right to direct the investment of the contributions allocated to your individual accounts. The Fund is invested in Corporate Express, Inc. common stock, and your proportional interest in the Fund is held in an individual account for you by Norwest (along with the Plan's other investment funds). The Plan provides that you may direct Norwest to tender the number of shares of Corporate Express, Inc. common stock that reflect your proportional interest in the Fund.

Q. IF I DECIDE TO DIRECT NORWEST TO TENDER THE SHARES THAT REFLECT MY PROPORTIONAL INTEREST IN THE FUND, WILL I BE PAID THE PROCEEDS DIRECTLY?

A. No. All proceeds from any Fund shares that are tendered and sold will be credited to your account and automatically invested by Norwest in the Money Market Fund. The proceeds will be part of your individual account and may not be distributed except in accordance with the applicable terms of the Plan.

Q. WILL I BE ABLE TO CHANGE THE INVESTMENT FUNDS IN WHICH THE PROCEEDS OF TENDERED FUND SHARES ARE INVESTED?

A. Yes. Proceeds from the sale of Fund shares may be invested in other investment options offered under the Plan by contacting Great West Life Keytalk at 1-800-456-5112 after the reinvestment is complete.

Q. IS THERE A FORM I HAVE TO RETURN?

A. Included in this mailing is a "Direction Form." Complete and return this form even if you decide not to direct the tender of any shares.

Q. WILL THE COMPANY KNOW MY DECISION?

A. No. Your decision will be received by Norwest and kept absolutely confidential by Norwest and its agents. Procedures have been established to ensure the confidentiality of your decision.

Q. WHAT IS THE DEADLINE FOR RETURNING THE "DIRECTION FORM"?


A. The form must be received by Norwest by 5:00 P.M. Denver, Colorado time, on Wednesday, April 8, 1998, unless this deadline is extended.


Q. WHAT IF I HAVE QUESTIONS?

A. Contact Great West Life Customer Service at 1-800-338-4015 for information on the procedure for tendering the shares attributable to your individual account. Contact ChaseMellon Shareholder Services, L.L.C., the Information Agent for the tender offer, at 1-800-851-9671 for questions on the terms and conditions of the tender offer.